Exhibit 10(c)

2009 Annual Incentive Program Summary

Our 2009 annual incentive program is a discretionary bonus program established by the Compensation Committee of the Board of Directors to encourage individual activities that will improve the overall financial and operational performance of Magellan Midstream Partners, L.P. (“MMP”). The 2009 program payout will be based on a combination of company performance and individual performance.

A “Funding Metric” has been established that sets a floor of performance for the partnership below which no payout for any metric will be made. This mechanism reflects the view of management and the Compensation Committee that it is inappropriate to pay bonuses if the overall cash generation of Magellan drops significantly. The program also has other performance metrics that are used to measure profitability, safety and environmental stewardship.

An “Overriding Financial Trigger” has been added to the program this year. This trigger allows for the results of the overall financial performance of the company to override the individual financial metrics set for the company. It is intended to address a possible condition where, even though one of the financial metrics is down, the overall financial performance of the company is very strong.

Specific goals for levels of achievement have been set for each metric. Payouts under the plan begin after the threshold level of performance is achieved and the maximum payout occurs if results reach the stretch targets.

Payouts at the target performance level are based on the following percentages of employee eligible earnings. Eligible earnings include regular base pay and eligible overtime pay for the period in which an employee is a participant in the plan, including, but not limited to, hours worked during a normal workday, Paid Time Off (PTO), short term disability, holiday pay, jury duty pay, bereavement pay, and shift differentials.

If target performance is achieved, 100% of the calculated payout based on the percentages shown above is eligible to be paid under the program. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. If threshold is achieved, 50% of the calculated payout is eligible to be paid. If the results are lower than threshold, 0% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be interpolated. Fifty percent (50%) of the eligible payout is subject to a personal performance adjustment.

Eligible employees begin participating in the program on the first day of employment. To be eligible to receive an award, an employee must be employed during the calendar year including the last day of the calendar year and through the time the award is actually paid. Employees on military leave are also eligible for an award. Exceptions to this requirement will be made where a participant’s employment is terminated as a result of retirement, death or the participant becomes eligible for long-term disability. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination or disability event. A participant whose employment is terminated anytime prior to the distribution of the award under any other circumstances is not eligible for an award.

After the eligible payout is determined based on the company metric results, an adjustment may be made based on the employee’s individual performance. This adjustment, if applied, would adjust 50% of an employee’s eligible incentive payout based on management’s assessment of the employee’s performance on individual goals and the employee’s performance of job responsibilities. This adjustment can range from 0% to 200% of the 50% amount that is subject to the personal performance adjustment.

2009 Annual Incentive Program Metrics

Funding Goal

Metric	Threshold
Distributable Cash Flow	Funding occurs at greater than or equal to $284.0 million

The threshold funding metric is based upon the amount of distributable cash flow required for MMP to maintain its 2008 4th quarter distribution rate to unitholders throughout 2009. Management believes that if overall company performance drops below the funding threshold that a payout would not be appropriate for any metric.

Overriding Financial Trigger

Metric	Trigger
EBITDA less Maintenance Capital (including commodities)	The combined financial metrics will be reset to the greater of actual metric results or a Target payout at results of $399.0 million or more.

Performance Goals

($ in Millions)

Metric	Weight	Threshold	Target	Stretch
EBITDA less Maintenance Capital (1)	65%	$292.0	$323.0	$339.0
Commodities (1)	10%	$38.0	$48.0	$60.0
Operational Performance (2)	15%	Discretionary
OSHA Incident Rate (IR) (2)	5%	2.2	1.3	.98
Human Error Releases (2)	5%	8	6	4

(1)	The overriding financial trigger will change the payout to at least a target level payout for the financial metrics when overall financial results have exceeded the trigger.
(2)	Payout will be zero if a fatality occurs related to activities under the control of Magellan.

Metric Adjustments

If an acquisition occurs during the year, the EBITDA less Maintenance Capital and the Commodities metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. The Operational Performance, OSHA IR and Human Error Releases metrics will not be adjusted, nor will actual incidents be counted until the new locations have a full year to become compliant with Magellan’s System Integrity Plan policies and procedures. New internal growth projects approved within a plan year will not change the metric targets for the plan year since these projects generally require several months to complete.